EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information,
Please Contact
John Heyman — Co-Chief Executive and Chief Financial Officer (770) 576-6705
Melissa Coley — Radiant Systems Investor Relations (770) 576-6577

Radiant Systems, Inc. reports third quarter earnings of $0.06 per share.

Company generates over $13.0 million of cash from operations and meets consensus earnings estimates

ATLANTA, October 24, 2002 — Radiant Systems, Inc. (NASDAQ: RADS) a leading provider of systems for managing and supporting site operations of retail and hospitality businesses, today announced financial results for the third quarter and nine months ended September 30, 2002. Earnings per share results for the quarter met First Call consensus estimates of the financial analysts covering the Company of $0.06 per diluted share.

Total revenues for the third quarter ended September 30, 2002 were $36.9 million, an increase of 26.8% over revenues of $29.1 million for the same period in 2001. Total revenues for the nine months ended September 30, 2002 were $104.9 million, an increase of 5.4% over revenues for the same period in 2001 of $99.6 million. Gross profit for the third quarter ended September 30, 2002 was $16.4 million, an increase of 56.9% over gross profit of $10.5 million for the same period in 2001. Gross profit for the nine months ended September 30, 2002 was $48.0 million, an increase of 16.8% over gross profit for the same period in 2001 of $41.1 million. Net income for the third quarter ended September 30, 2002, was $1.6 million, or $0.06 per diluted share, an increase of $3.9 million, or $0.14 per diluted share, compared to a net loss of $2.3 million, or $0.08 per diluted share, for the same period in 2001. Net income for the nine months ended September 30, 2002, was $4.6 million, or $0.16 per diluted share, an increase of $5.5 million, or $0.19 per diluted share, over net loss of $908,000, or $0.03 per diluted share, for the same period last year.

Erez Goren, the Company’s co-chairman and co-chief executive officer commented, “We are pleased with our financial performance and the differentiation our Radiant 6e™ enterprise solution has created in the marketplace. Our sales pipeline grew during the quarter as we closed significant contracts such as TotalFinaElf, AFC Enterprises, and Hooters of America. We believe the initial installations of our 6e product have paved the way for continued growth.”

“We continue to be pleased with our performance in this economic environment, and we continue to see growth opportunities across our markets,” added John Heyman, the Company’s co-chief executive officer and chief financial officer. Mr. Heyman continued, “While 2001 results were adversely affected by the economic downturn, during 2002 we have driven positive results from a disciplined approach to managing our business. During the quarter we generated positive cash flows from operations of over $13.0 million, which helped generate a cash position of over $38.0 million. This increase in cash was achieved largely by our ability to drive earnings and reduce our days sales outstanding (DSO) to 67 days, a decline of 12 days from the previous quarter. Finally, we delivered these results while continuing to increase our subscription revenue backlog.”

Mr. Heyman continued, “Based on our current contractual backlog and sales pipeline, along with our strategic and operational plans and assumptions around the economy, we anticipate continued positive results through the fourth quarter of 2002 and 2003. We expect earnings in the range of $0.06 to $0.08 per diluted share for the fourth quarter of 2002 with revenues ranging from $37.0 million to $40.0 million. For 2003, we currently expect earnings ranging from $0.32 to $0.40 per diluted share with revenues ranging from $155.0 million to $175.0 million. These estimates remain subject to assumptions around the overall economy and finalization of our operating plans for the 2003 calendar year.”

The Company will webcast its third quarter 2002 financial results conference call today. The webcast will begin at 5:00 p.m. Eastern Time and will be available at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=RADS&script=2100. The call will also be available via telephone at 1-888-280-8349 — reference reservation # T371575R. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel, Fidelity Investments®

(Fidelity.com) and others. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). StreetEvents allows institutional investors to identify, organize, and track the hundreds of conference calls that occur each day during earnings season, to download events of interest to their Outlook calendar, and to RSVP to events online. The webcast will also be available for replay through November 29, 2002.

Radiant Systems, Inc. helps companies improve product profitability, employee productivity and customer service through use of innovative technology. Radiant’s mission is to enable businesses to achieve operational excellence through intelligent technology. To accomplish this mission, Radiant combines powerful technology platforms, deep industry knowledge and strategic partnerships to deliver strong returns on systems investments for companies ranging in size from single site operators to multinational corporations. Headquartered in Atlanta, Radiant Systems (www.radiantsystems.com) has deployed its solutions to tens of thousands of sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a larger portion of its revenues, fluctuations in its quarterly results, ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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